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                                                                EXHIBIT 4(f)(37)



                           BACK-UP SERVICING AGREEMENT

         BACK-UP SERVICING AGREEMENT (the "Agreement"), dated as of January 31, 2002, among CAC FUNDING CORP., a Nevada corporation, (together with its successors and assigns, the "Debtor"), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation ("CAC"), individually and as servicer (in such capacity, together with its successors and assigns, the "Servicer"), OSI PORTFOLIO SERVICES, INC. ("OSIPS"), a Delaware corporation (the "Back-up Servicer"), KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as a secured party (together with its successors and assigns, the "Company") and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as collateral agent (together with its successors and assigns in such capacity, the "Collateral Agent").

                              W I T N E S S E T H :

         WHEREAS, the Debtor, the Servicer, the Back-up Servicer, the Company and the Collateral Agent have entered into an Amended and Restated Security Agreement (the "Security Agreement") dated as of July 20, 2001, as amended, restated, supplemented or otherwise modified from time to time;

         WHEREAS, the Debtor and the Servicer have entered into a Servicing Agreement (the "Servicing Agreement") dated as of July 7, 1998, as amended, restated, supplemented or otherwise modified from time to time;

         WHEREAS, the parties to the Security Agreement desire to obtain the services of the Back-up Servicer to perform certain servicing functions and assume certain obligations with respect to the Security Agreement, all as set forth herein, and the Back-up Servicer has agreed to perform such functions and assume such obligations;

         WHEREAS, for its services hereunder and with respect to the Security Agreement and the other Transaction Documents, the Back-up Servicer will receive a fee payable as described herein;

         NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference into, the Security Agreement. The following terms shall have the meanings specified below, and shall include in the singular number the plural and in the plural number the singular:

         "Aggregate Outstanding Eligible Loan Balance" shall mean, with respect to any date of


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determination, the aggregate Outstanding Balance under all Eligible Loans at the end of such day.

         "Assumption Date" has the meaning specified in Section 2.3.

         "Back-up Servicer Event of Default" shall mean (a) the failure of the Back-up Servicer to make any payment, transfer or deposit as required hereunder, under the Security Agreement, under the Note Purchase Agreement or any other Transaction Document, without curing said failure within one (1) business day of receiving notice thereof, (b) the failure of the Back-up Servicer to observe or perform in any material respect any other representation, warranty, covenant or agreements of the Back-up Servicer (including with respect to the Credit Guidelines) in this Agreement, as reasonably determined by the Collateral Agent, and failing to cure said failure within fifteen (15) days of receiving notice thereof, (c) the occurrence of any Material Adverse Change, or (d) an event of the type described in Section 6.1(ii) of the Security Agreement shall occur with respect to the Back-up Servicer.

         "CAC" shall mean Credit Acceptance Corporation, a Michigan corporation, and its successors and assigns.

         "Collateral Agent" shall mean Bank of America, N.A., or any successor thereto, as Collateral Agent under the Security Agreement and hereunder.

         "Collection Guidelines" shall mean policies and procedures of the Servicer, relating to the collection of amounts due on Contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance with the Servicing Agreement and with the other Transaction Documents.

         "Collections" shall mean all payments (including Recoveries, credit-related insurance proceeds, Interest Rate Cap proceeds and proceeds of Related Security) received by the Servicer, the Back-up Servicer, CAC or the Debtor on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements.

         "Company" shall mean Kitty Hawk Funding Corporation, a Delaware corporation, and its successors and assigns.

         "Continued Errors" has the meaning specified in Section 2.2.

         "Contract" shall mean each retail installment sales contract, in substantially one of the forms attached to the Security Agreement as Exhibit A, relating to the sale of a new or used automobile or light-duty truck originated by a Dealer and in which the Seller shall have been granted a security interest or certain other ownership rights under the related Dealer Agreement to secure the related dealer's obligation to repay one or more Loans.



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         "Contribution Agreement" shall mean the Contribution Agreement dated as of July 7, 1998, between CAC and the Debtor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Credit Guidelines" shall mean policies and procedures of CAC relating to the extension of credit to automobile and light-duty truck dealers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies and procedures for determining the creditworthiness of such dealers and relating to this extension of credit to such dealers and the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents.

         "Data Mapping" has the meaning specified in Section 2.6(b).

         "Dealer Agreement" shall mean each agreement between the Seller and any Dealer, in substantially the form attached to the Security Agreement as Exhibit C.

         "Debtor" shall mean CAC Funding Corp. and its successors and assigns.

         "Errors" has the meaning specified in Section 2.2.


         "Liability" has the meaning specified in Section 2.2.

         "Loan" shall mean all amounts advanced by CAC under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges charged to customers; provided, however, that the term "Loan" shall include only those Loans identified on Schedule 1 to the Contribution Agreement, as amended from time to time in accordance therewith and with the other Transaction Documents.

         "Material Adverse Change" Any circumstance or event which in the reasonable judgment of the Collateral Agent (a) may be reasonably expected to cause a material adverse change to the validity or enforceability of this Agreement or the Security Agreement, or (b) may be reasonably expected to materially impair the ability of the Back-up Servicer to fulfill its obligations under this Agreement or the Security Agreement.

         "Monthly Back-up Servicing Fee" shall mean, with respect to any Remittance Date that relates to a Collection Period that preceded the Assumption Date, an amount equal to $3,500 (of which $2,500 is for boarding/warehousing and $1,000 is for the Monthly Servicer Certificate reconciliation), it being understood that to the extent the Assumption Date occurs on a day other than the first day of a Collection Period, such amount shall be pro rated for such period.



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         "Monthly Servicing Fee" shall mean, with respect to any Remittance Date that relates to a Collection Period that follows the Assumption Date, the amounts set forth on Exhibit [ ] with respect to the individual servicing items set forth on such exhibit.

         "Note Purchase Agreement" shall mean the Note Purchase Agreement dated as of July 7, 1998 among the Debtor, the Company and Bank of America, N.A., a national banking association (formerly known as Nationsbank, N.A.), as Agent and as a Bank Investor, as such agreement may be amended, modified and supplemented from time to time.

         "Person" shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity of similar nature.

         "Secured Parties" shall mean the Company, the Bank Investors and their respective successors and assigns.

         "Security Agreement" shall mean the Amended and Restated Security Agreement dated as of July 20, 2001 among CAC, the Servicer, the Debtor, the Collateral Agent and the Company, as such agreement may be amended, modified and supplemented from time to time.

         "Servicer" shall mean initially CAC and thereafter any Person appointed as Successor Servicer pursuant to the Security Agreement.

         "Servicer's Data File" has the meaning specified in Section 2.1.

         "Service-Related Activities" means the services and service-related activities and the servicer-related responsibilities provided for under the Security Agreement and the other Transaction Documents.

         "Test Data File" has the meaning specified in Section 2.6(b).

                                    ARTICLE 2
                          ADMINISTRATION AND COLLECTION

         SECTION 2.1. Reconciliation of Monthly Servicer's Report.

                  (a) On the third Business Day of each calendar month, the Servicer shall send to the Back-Up Servicer a cd-rom, detailing the Collections during the prior Collection Period [and all other information relating to the Loans and the Contracts as may be necessary for the complete and correct completion of the Monthly Servicer's Certificate](the "Servicer's Data File"). Such cd-rom shall be in the form and have the specifications as may be agreed to between the Servicer and the Back-Up Servicer from time to time. The Back-Up Servicer shall, within



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one (1) day of the receipt thereof, load the Servicer's Data File and confirm that such is in readable form. If the Back-up Servicer determines that the Servicer's Data File is not in readable form, the Back-up Servicer shall immediately upon discovery thereof notify the Servicer and the Collateral Agent by telephone of such, and upon such notification, the Servicer shall prepare and send a replacement Servicer's Data File to the Back-up Servicer satisfying the Back-up Servicer's specifications, for receipt by the Back-up Servicer on the next day.

                  (b) No later than two (2) Business Days prior to each Determination Date, provided that the Servicer shall have furnished to the Back-Up Servicer the Monthly Servicer's Certificate related to the prior Collection Period, the Back-Up Servicer shall review the information contained in the Monthly Servicer's Certificate against the information on the Servicer's Data File, on an aggregate basis. No later than one (1) Business Day after the Back-Up Servicer's receipt of the Monthly Servicer's Certificate related to a Collection Period, the Back-Up Servicer shall notify the Servicer, the Collateral Agent and the Agent of any inconsistencies between the Monthly Servicer's Certificate and the information contained in the Servicer's Data File, but in the absence of a reconciliation, the Monthly Servicer's Certificate shall control for the purpose of calculations and distributions with respect to the related Remittance Date. If the Back-Up Servicer and the Servicer are unable to reconcile discrepancies with respect to a Monthly Servicer's Certificate prior to the related Remittance Date, the Servicer shall cause a firm of independent accountants, at the Servicer's expense, to audit the Monthly Servicer's Certificate and reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Servicer's Certificate for such next Remittance Date. The Back-Up Servicer shall only review the information provided by the Servicer in the Monthly Servicer's Certificate and in the Servicer's Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.

                  (c) The Back-Up Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Monthly Servicer's Certificate to reflect the results of the reconciliation or to include any omitted information. The Back-Up Servicer shall in no event be liable to the Servicer or any other party with respect to any failure of the Back-Up Servicer to discover or detect any errors, inconsistencies, or omissions by the Servicer with respect to the Monthly Servicer's Certificate and Servicer's Data File.

                  (d) The Servicer shall provide monthly, or as otherwise requested, to the Back-Up Servicer, or its agent, information on the Loans and related Contracts sufficient to enable the Back-Up Servicer to assume the responsibilities as Successor Servicer and collect on the Loans and related Contracts.

         SECTION 2.2. Review and Verification.

                  (a) Notwithstanding Section 2.1 above, on or before one (1) Business Day prior to each Determination Date, the Servicer and the Collateral Agent shall provide sufficient data to


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the Back-Up Servicer to allow the Back-Up Servicer to review the Monthly
Servicer's Certificate related thereto and determine the following:

                           (i) that such Monthly Servicer's Certificate is
                  complete on its face;

                           (ii) that the amounts credited to and withdrawn from
                  the Collection Account and the balance of such account, as set forth in the records of the Collateral Agent are the same as the amount set forth in the Monthly Servicer's Certificate; and

                           (iii) that the amounts credited to and withdrawn from
                  the Reserve Account and the balance of such account, as set forth in the records of the Collateral Agent are the same as the amount set forth in the Monthly Servicer's Certificate.

                  (b) The Back-Up Servicer shall, on or before the Distribution Date with respect to any Collection Period, verify the Monthly Servicer's Certificate in its entirety, which shall include but not be limited to the following:

                           (i) the Aggregate Outstanding Eligible Loan Balance
                  as of the last day of the relevant Collection Period;

                           (ii) the Dealer Collections, Income Collections and
                  Principle Collections, for the relevant Collection Period;

                           (iii) the Weighted Average Advance Rate as of last
                  day of the relevant Collection Period.

                  (c) In the event of any discrepancy between the information set forth in subparagraphs (a) and (b), as calculated by the Servicer, from that determined or calculated by the Back-Up Servicer, the Back-Up Servicer shall promptly notify the Servicer and, if within five (5) days of such notice being provided to the Servicer, the Back-Up Servicer and the Servicer are unable to resolve such discrepancy, the Back-Up Servicer shall promptly notify the Agent and the Collateral Agent of such discrepancy.

                           (i) Other than as specifically set forth elsewhere in
this Agreement, the Back-Up Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively "Liability") for any action taken or omitted by the Servicer.

                           (ii) The Back-Up Servicer shall consult with the
Servicer as may be necessary from time to time to perform or carry out the Back-Up Servicer's obligations hereunder, including the obligation, if requested in writing by the Collateral Agent, to succeed within thirty (30) days to the duties and obligations of the Servicer pursuant to Section 2.3.



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                           (iii) Except as provided in this Agreement, the
Back-up Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the Back-up Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, "Errors") exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Back-up Servicer making or continuing any Errors (collectively, "Continued Errors"), the Back-up Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Back-up Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its or their duties hereunder or under this Agreement. In the event the Back-up Servicer becomes aware of Errors or Continued Errors, the Back-up Servicer shall, with the prior consent of the Collateral Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and prevent future Continued Errors. The Back-up Servicer shall be entitled to recover its costs thereby expended from the Servicer.

                           (iv) The Back-Up Servicer shall be indemnified by the
Servicer and the Debtor from and against all claims, damages, losses or expenses reasonably incurred by the Back-Up Servicer (including reasonable attorney's fees) arising out of claims asserted against the Back-Up Servicer by third parties on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Back-Up Servicer assumes the duties of Servicer hereunder, except for any claims, damages, losses or expenses arising from the Back-Up Servicer's own gross negligence, bad faith or willful misconduct.

         SECTION 2.3.   Assumption of Servicer's Obligations.

         The Back-up Servicer agrees that within 30 days of receipt of a written notice from the Collateral Agent (such 30th day, the "Assumption Date") of the termination of the rights and obligations of CAC as Servicer pursuant to the Security Agreement, and without further notice, the Back-up Servicer shall assume the Servicer-Related Activities of CAC under the Security Agreement and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Security Agreement and the other Transaction Documents. In the event of a conflict between any provision of the Security Agreement or any other Transaction Document and this Agreement, this Agreement shall be controlling. On and after the Assumption Date, all references in the Security Agreement and the other Transaction Documents to the Servicing Agreement shall refer to this Agreement.

         SECTION 2.4.   Servicing and Retention of Servicer.

         (a) Subject to early termination due to the occurrence of a Back-up Servicer Event of Default, or pursuant to Article V, or as otherwise provided below in this Section 2.4, on and after the Assumption Date, the Back-up Servicer shall be responsible for the servicing, administering,




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managing and collection of the Loans in accordance herewith and the Security
Agreement, and shall be and perform the obligations of the "Servicer" under the Security Agreement and the other Transaction Documents.

         (b) In the event of a Back-up Servicer Event of Default, the Collateral Agent shall have the right to terminate the Back-up Servicer as servicer and back-up servicer hereunder. Upon the termination or resignation of the Back-up Servicer hereunder, the Collateral Agent shall have the right to appoint a successor back-up servicer (the "Successor Back-up Servicer") and enter into a back-up servicing agreement with such Successor Back-up Servicer at such time and exercise all of its rights under Section 4.3 of the Security Agreement, provided, however, that if such termination or resignation of the Back-up Servicer occurs prior to the Assumption Date, the appointment of the Successor Back-Up Servicer shall be mutually acceptable to CAC and the Collateral Agent. Such back-up servicing agreement shall specify the duties and obligations of such Successor Back-up Servicer, and all references herein and in the Security Agreement to the Back-up Servicer shall be deemed to refer to such Successor Back-up Servicer.

         (c) The Back-up Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Security Agreement, as Servicer or as Back-up Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Security Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Back-up Servicer, and the Collateral Agent does not elect to waive the obligations of the Back-up Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Back-up Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Collateral Agent. No resignation of the Back-up Servicer shall become effective until an entity reasonably acceptable to the Collateral Agent shall have assumed the responsibilities and obligations of the Back-up Servicer.

         (d) Any Person (i) into which the Back-up Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Back-up Servicer shall be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Back-up Servicer, or (iv) succeeding to the business of the Back-up Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement, the Security Agreement and the other Transaction Documents and, whether or not such assumption agreement is executed, shall be the successor to the Back-up Servicer under this Agreement, the Security Agreement and the other Transaction Documents without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, the Security Agreement or the other Transaction Documents, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Back-up Servicer from any obligation hereunder, under the Security Agreement or other Transaction Document.



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         (e) Following the Assumption Date, on or before ninety (90) days after the end of each calendar year, beginning with the calendar year ending December 31, 2002, the Back-up Servicer shall cause a firm of independent public accountants (who may also render other services to the Back-up Servicer or the Debtor) to furnish a report to the Collateral Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Servicer's Certificates delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Back-up Servicer's records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Servicer's Certificates reconciles with the information contained in the Loans and the Contracts and the Back-up Servicer's records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement, (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, and (iii) verified that a sample of Loans and Contracts treated by the Back-up Servicer as Eligible Loans and as Eligible Contracts, as applicable, in fact satisfied the requirements of the definition thereof contained herein and (iv) conducted a "negative confirmation"' of a sample of the Loans and Contracts and verified that the Back-up Servicer's records and computer system used in servicing the Loans and Contracts contained correct information with regard to due dates and outstanding balances, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

         SECTION 2.5. Servicing Duties of the Back-up Servicer. On and after the Assumption Date:

         (a) The Back-up Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit Guidelines and the Collection Guidelines. There shall be no recourse to the Back-up Servicer with regard to the Loans and Contracts. So long as no Termination Event shall have occurred, the Back-up Servicer may, unless otherwise required by law, in accordance with the Credit Guidelines, extend the maturity of Loans and Contracts, as the Back-up Servicer may determine to be appropriate to maximize Collections thereof. The Back-up Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Back-up Servicer is appointed, the outgoing Back-up Servicer shall deliver to the Successor Back-up Servicer and the Successor Back-up Servicer shall hold in trust for the Debtor and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

         (b) The Back-up Servicer shall as soon as practicable upon demand, deliver to the Debtor all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or Contract.



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         (c) The Back-up Servicer shall deposit all Collections into the
Collection Account no later than two (2) Business Days after the Date of Processing.

         (d) In addition to the obligations of the Back-up Servicer under this Agreement, the Back-up Servicer shall perform all of the obligations of the Servicer as servicer under the Security Agreement and any other Transaction Document. Without limiting the foregoing and anything provided for herein, the Back-up Servicer shall perform the following in substantially the same manner and level at which CAC performs such on the date hereof: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Servicer's Certificate;
(f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer hold-back payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

         (e) The Back-up Servicer shall indemnify CAC, the Debtor, the Collateral Agent and the Secured Parties, their officers, directors, employees and agents, and hold them harmless against any loss, liability or expense incurred, including in each case the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of the Back-up Servicer's powers or duties under this Agreement, arising out of the negligence, willful misconduct or bad faith of the Back-up Servicer in the performance of its duties hereunder. The provisions of this Section 2.5(e) shall survive the termination of this Agreement.

         SECTION 2.6. Other Obligations of the Back-up Servicer and Servicer.

         (a) In order to ensure preparedness to carry out the Service-Related Activities, the Back-up Servicer agrees that immediately upon execution of this Agreement, it will begin to formulate a contingency plan designed to execute a transition of the Service-Related Activities from CAC, and such plan shall be finalized within 90 days of execution of this Agreement. The contingency plan of the Back-up Servicer shall contemplate the services to be provided by the Back-up Servicer under this Agreement, the Security Agreement and the other Transaction Documents and, without limiting the obligations hereunder and thereunder, shall provide for the servicing and enforcement of the Loans and Contracts in a manner comparable to the servicing and enforcement of similar loans and contracts that the Back-up Servicer carries out for itself and others.

         (b) In order to further ensure preparedness to carry out Service-Related Activities, the Back-up Servicer will ready itself to receive data as if it were currently acting as Servicer. In this regard, the Back-up Servicer and CAC will agree upon the file layout and electronic medium to transfer such data to the Back-up Servicer . CAC shall provide to the Back-up Servicer a Test Data File within thirty (30) days of the execution of this Agreement, which shall include the Loan and Contract master file, the transaction history file and all other files necessary




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to carry out the Service-Related Activities (the "Test Data File") in a format acceptable to the Back-up Servicer. The Back-up Servicer shall confirm to CAC in writing that the Test Date File is in the correct format or what, if any, changes or modifications are necessary. The Back-up Servicer shall develop a conversion program which maps the Test Data File to the Back-up Servicer's internal servicing system, convert the Test Data File to its internal servicing system ("Data Mapping"), and confirm in writing to CAC and the Collateral Agent that it has received and verified the completeness of the Test Data File within 90 days of receipt of such Test Data File. Upon a successful conversion, the Back-up Servicer agrees to provide CAC a copy of its conversion program source code and supporting programming documentation. Such source code and support programming documentation shall be considered confidential information. CAC agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Back-up Servicer, any such confidential information furnished to them except that CAC may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information), (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through CAC or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives, (iii) to the extent such information was available to CAC on a nonconfidential basis prior to its disclosure to CAC hereunder or (iv) to the extent CAC should be required in connection with any legal or regulatory proceeding to disclose such information.

         (c) Following CAC's receipt of the written confirmation verifying the completeness of the Test Data File in accordance with Section 2.6(b) above, no later than the 10th day of each calendar month thereafter and until the earlier of the Assumption Date or the termination of this Agreement, CAC shall provide a Live Data File transmission to the Back-up Servicer, which shall include the Loan and Contract master file, the transaction history file and all other files necessary to carry out the Service-Related Activities received in connection herewith (the "Live Data Files"). The Back-up Servicer shall convert the Live Data Files to its internal systems, and no later than five Business Days after the receipt thereof, shall confirm in writing (substantially in the form of Exhibit A hereto) to CAC the accuracy and completeness of the conversion; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Live Data Files as provided by CAC, but shall be deemed only to apply to the accuracy of the conversion of the Live Data Files to the Back-up Servicer's internal systems. In the event of any changes in format with respect to either CAC or the Back-up Servicer CAC and the Back-up Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly. To verify that Live Data Files have been accurately converted to the Back-up Servicer's internal servicing system, the Back-up Servicer will provide CAC with such reports as are mutually agreed upon by CAC and the Back-up Servicer from time to time. CAC reserves the right to review converted data on the Back-up Servicer's system either by performing an on-site review of the Back-up Servicer's systems or, at CAC's sole expense, by having remote access to the Back-up Servicer's systems.



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         (d) In connection with the Back-up Servicer assuming the obligations of
Servicer hereunder, under the Security Agreement and the other Transaction Documents, CAC agrees that it shall (i) promptly make available to the Back-up Servicer access to all other records and information in the possession of CAC related to the Loans and the Contracts as may be necessary or reasonably requested by the Back-up Servicer in connection with the performance of the Back-up Servicer's obligations hereunder and thereunder, and (ii) cooperate in good faith with the Back-up Servicer and the Collateral Agent in connection with any transition of the servicing of the Loans and Contracts to the Back-up Servicer.

         SECTION 2.7. Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Security Agreement, and any other Transaction document, the Back-up Servicer is entitled to (a) a one time set-up fee of $7,500 to be paid by CAC and (b) on each Remittance Date that relates to a Collection Period that preceded the Assumption Date, the Monthly Back-up Servicing Fee On each Remittance Date that relates to a Collection Period that follows the Assumption Date, the Monthly Servicing Fee, which shall be amended effective as of the Assumption Date, to be the sum of fees due for specified services performed. The associated charges for those specified services are specified on Exhibit A hereto (the "Monthly Servicing Fee Schedule.") All monthly fees hereunder shall be prorated for the actual number of days in a Collection Period that have elapsed (including the first but excluding the last day) with respect to which such fee applies. To the extent the Assumption Date occurs within a Collection Period, the Monthly Back-up Servicing fee shall apply to that portion of the Collection Period that occurred prior to the Assumption Date and the Monthly Servicing Fee shall apply to the remainder of the Collection Period.

         SECTION 2.8 Collateral Agent's Rights. At any time following the Assumption Date:

                  (a) The Collateral Agent may direct that payment of all amounts payable under any Loans or Contracts be made directly to the Back-up Servicer, the Collateral Agent or its designee.

                  (b) The Servicer shall, (unless otherwise directed by the Collateral Agent) (i) assemble all of the records relating to the Collateral and shall make the same available to the Back-up Servicer (or the Collateral Agent if so directed by the Collateral Agent) at a place selected by the Back-up Servicer or the Collateral Agent, as applicable, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, as directed by the Collateral Agent.

                  (c) The Debtor and CAC each hereby authorizes the Collateral Agent and the Back-up Servicer to take any and all steps in the Debtor's and/or CAC's name and on behalf of the Debtor and/or CAC necessary or desirable, in the determination of the Back-up Servicer or the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Debtor's and/or CAC's name on checks and other instruments representing Collections and enforcing the Loans and Contracts.

         SECTION 2.9 Liability of the Back-Up Servicer; Standard of Care.

                  (a) The Back-Up Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Back-Up Servicer in such capacity herein. Such liability is limited to only those actions taken or omitted to be taken by the Back-Up Servicer and caused through its gross negligence, bad faith, or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Back-Up Servicer and, in the absence of bad faith on the part of the Back-Up Servicer, the Back-Up Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Back-Up Servicer and conforming to the requirements of this Agreement. The Back-up Servicer shall perform its obligations hereunder and under the Security Agreement and the other Transaction Documents using the same standard of care as it uses in respect of servicing, collecting and enforcing contracts or receivables for itself or others.

                  (b) The Back-Up Servicer shall not be charged with knowledge of any Termination Event or Potential Termination Event unless an officer of the Back-Up Servicer obtains actual knowledge of such event or the Back-Up Servicer receives written notice of such event from the Debtor, the Servicer, the Company, or the Collateral Agent, as the case may be.

                  (c) The Back-Up Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if the repayment of such funds or adequate written indemnity against such risks or liability is not reasonably assured to it in writing prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, prior to the Assumption Date, the Back-Up Servicer shall not be liable for any obligation of the Servicer contained in the Security Agreement or the other Transaction Documents, and the parties shall look only to the Servicer to perform such obligations.

         SECTION 2.10 Monthly Back-Up Servicer's Certificate. On or before the Assumption Date, the Back-Up Servicer shall provide monthly reports to the Collateral Agent and the Agent, substantially in the form of the Monthly Servicer's Certificate. Such report shall be dated as of the Determination Date for each Remittance Date and delivered to the Collateral Agent on or before the close of business five (5) Business Days following the Determination Date. The Back-Up Servicer, with respect to such report, shall not be responsible for delays attributable to the Servicer's failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Back-Up Servicer. After the Assumption Date, the Back-up Servicer shall deliver the Monthly Servicer's Certificate in accordance with Section 4.5 of the Security Agreement.

         SECTION 2.11 Back-up Servicer's Expenses. The Back-up Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Back-up Servicer and expenses incurred in connection with distributions and reports to the Collateral Agent, the Agent and the Secured Parties.



                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of the Servicer. The Back-up Servicer represents and warrants to the Debtor, CAC, the Collateral Agent, the Agent and the Secured Parties that:

         (a) Corporate Existence and Power. The Back-up Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Back-up Servicer or its affiliates or subsidiaries acting on its behalf in accordance with this Agreement are duly qualified to do business in, and are in good standing in, every other jurisdiction in which the nature of their business or the performance of this Agreement requires them to be so qualified, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Back-up Servicer's ability to perform hereunder and under the Security Agreement and the other Transaction Documents.

         (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Back-up Servicer of this Agreement and the obligations with respect to the Security Agreement and the other Transaction Documents are within the Back-up Servicer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Certificate of Incorporation or Bylaws of the Back-up Servicer or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Back-up Servicer or result in the creation or imposition of any adverse claim on the assets of the Back-up Servicer or any of its Subsidiaries.

         (c) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Back-up Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

         (d) Accuracy of Information. All information heretofore furnished by the Back-up

Servicer to the Debtor, CAC, the Collateral Agent, the Agent or the Secured Parties for purposes of or in connection with this Agreement or the Security Agreement or any transaction contemplated hereby or thereby is true and accurate in every material respect, on the date such information is stated or certified, and all such information hereafter furnished by the Back-up Servicer to the Debtor, CAC, the Collateral Agent, the Agent or the Secured Parties will be, true and accurate in every material respect, subject to Section 2.2 (c) (iii) and (iv), on the date such information is stated or certified.

         (e) Action, Suits. There are no actions, suits or proceedings pending, or to the knowledge of the Back-up Servicer threatened, against or affecting the Back-up Servicer or any Affiliate of the Back-up Servicer or their respective properties, in or before any court, arbitrator or other body, which may, individually or in the aggregate, have a material adverse effect on its ability to perform hereunder and under the Security Agreement and the other Transaction Documents..

         (f) Facilities. The Back-up Servicer has adequate facilities and employees in place to handle the following, in the same manner and level at which CAC performs such as of the date hereof including, but not limited to: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Servicer's Certificate; (f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer hold-back payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

                                    ARTICLE 4
                        COVENANTS OF THE BACK-UP SERVICER

         SECTION 4.1. Affirmative Covenants of the Servicer. The Back-up Servicer hereby covenants to the Debtor, CAC, the Agent, the Collateral Agent and the Secured Parties, that:

         (a) Conduct of Business. The Back-up Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         (b) Compliance with Laws. The Back-up Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

         (c) Furnishing of Information and Inspection of Records. The Back-up Servicer will furnish to the Collateral Agent from time to time such information with respect to the Loans as the Collateral Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan, provided, however, that prior to the Assumption Date, the Back-up Servicer shall not be obligated to provide such information to the extent it has not been provided with such by the Servicer. The Back-up Servicer will, at any time and from time to time during regular business hours permit the Collateral Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all Records to the extent in the Back-up Servicer's possession and (ii) to visit the offices and properties of the Back-up Servicer for the purpose of examining such Records, and to discuss matters relating to Loans or the Debtor's or the Back-up Servicer's performance hereunder with any of the officers, directors, employees or independent public accountants of the Back-up Servicer having knowledge of such matters.

         (d) Keeping of Records and Books of Account. On and after the Assumption Date, the Back-up Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans and Contracts (including, without limitation, records adequate to permit the daily identification of each new Loan and Contract and all Collections of and adjustments to each existing Loan and Contract). The Back-up Servicer will give the Collateral Agent notice of any material change in the administrative and operating procedures of the Back-up Servicer referred to in the previous sentence.

         (e) Notice of Collateral Agent's Interest. In the event that the Debtor shall sell or otherwise transfer any interest in any Loan, any computer tapes or files or other documents or instruments provided by the Back-up Servicer in connection with any such sale or transfer shall disclose the Debtor's ownership of the Loans and the Collateral Agent's interest in the Loans.

         (f) Credit, Collection, and Accounting Policies. On and after the Assumption Date, the Back-up Servicer will comply in all material respects with the Credit Guidelines and Collection Guidelines in regard to each Loan and related Contracts. The Back-up Servicer shall deliver to the Collateral Agent within ten (10) days after the date any material change in or amendment to the Collection Guidelines is made a notice describing such change or amendment. The Back-up Servicer shall notify the Collateral Agent of any material change in or amendment to the Back-up Servicer's accounting policies within ten (10) days after the date such change or amendment has been made.

         (g) Facilities. The Back-up Servicer shall ensure, at all times throughout the term of this Agreement, that it maintains adequate facilities and employees in place to handle the following in the same manner and level at which CAC performs such as of the date hereof including, but not limited to: (a) electronic data and "800" lines; (b) customer service inquiries/responsibilities; (c) collections on delinquent and charged-off accounts; (d) insurance monitoring and the making of claims with respect thereto; (e) creating the Monthly Servicer's Certificate; (f) repossession and other legal actions; (g) statements to performing accounts and other correspondence; (h) reconciliation of dealer hold-back payments; (i) inventory management; (j) maintenance of lock-box accounts; (k) electronic skip tracing; and (l) document storage and title maintenance.

         SECTION 4.2. Negative Covenants of the Back-up Servicer. The Back-up Servicer hereby covenants to the Debtor, CAC, the Collateral Agent, the Agent and the Secured Parties, that:

         (a) No Extension or Amendment of Loans. Except as otherwise permitted in Section 2.5 hereof or in the Security Agreement or the Collection Guidelines, the Back-up Servicer will not extend, amend, waive or otherwise modify the terms of any Loan or of any Contract related thereto.

         (b) No Change in Business or Credit Guidelines. The Back-up Servicer will not make any change in the character of its business or in the Collection Guidelines, which change would, in either case, impair the collectibility of any Loan or Contract related thereto or otherwise have a material adverse effect on the ability of the Back-up Servicer to service the Loans or Contracts related thereto or to perform any of its other duties hereunder or with respect to the Security Agreement or the other Transactions Documents.

         (c) No Mergers, Etc. The Back-up Servicer will not (i) consolidate or merge with or into any other Person unless the surviving corporation fully assumes all of the Back-up Servicer's duties and obligations under this Agreement, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person.

                                    ARTICLE 5
                                   TERMINATION

         SECTION 5.1 Termination.

         (a) This Agreement shall terminate upon the earliest of (i) the date on which all outstanding amounts under all Loans and Contracts have been paid in full or, if not so paid, have been charged off in accordance with the Collection Guidelines and (ii) the mutual agreement of the Collateral Agent and CAC to terminate this Agreement. No termination of this Agreement shall relieve the parties of their respective obligations incurred hereunder prior to the effective date of such termination or which survive such termination.

         (b) Prior to the Assumption Date, the Collateral Agent may terminate OSIPS as Back-up Servicer at any time, which termination shall be effective 90 days after written notice of such termination by the Collateral Agent to OSIPS. Upon the termination of OSIPS as Back-up Servicer, except as otherwise provided for herein, OSIPS shall have no further duties or obligations under this Agreement.

         Termination pursuant to this clause (b) shall be effective on the date specified in the notice of termination.

         (c) OSIPS agrees to cooperate with the Collateral Agent and any other successor servicer in effecting the termination of OSIPS as Back-up Servicer pursuant to this Article V or Section 2.4, including, without limitation, the transfer to the Collateral Agent or another successor servicer, as applicable, of all amounts (cash or otherwise) that shall at the time be held by OSIPS for deposit, or have been deposited by OSIPS, in the Collection Account or thereafter received with respect to any of the Loans or Contracts. Prior to transfer thereof, any such amounts shall be held in trust by OSIPS, for the benefit of the Collateral Agent. OSIPS further agrees that in connection with the termination of OSIPS as Back-up Servicer, OSIPS shall transfer its records (electronic and otherwise) relating to the Loans and Contracts to the Collateral Agent or another successor servicer, as applicable, and shall transfer all other records, correspondence and documents relating to the Loans or Contracts that it may possess to the Collateral Agent or another successor servicer, as applicable. The costs and expenses of such transfer shall be paid by OSIPS if a Back-up Servicer Event of Default has occurred; otherwise, such costs and expenses shall be paid by the Collateral Agent.

                                   ARTICLE 6
                                 MISCELLANEOUS

         SECTION 6.1. Notices, Etc.

         (a) On and after the Assumption Date, the Debtor, CAC and the Collateral Agent hereby agree to provide to the Back-up Servicer all notices required to be provided to the Servicer pursuant to the Security Agreement and the other Transaction Documents.

         (b) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Servicer:

                           Credit Acceptance Corporation
                           Silver Triangle Building
                           25505 West Twelve Mile Road, Suite 3000
                           Southfield, Michigan 48034-8339
                           Attention: Douglas W. Busk
                           Telephone: (248) 353-2700 (ext. 432)
                           Telecopy:  (248) 827-8542



If to the Debtor:

                           CAC Funding Corp.
                           Silver Triangle Building
                           25505 West Twelve Mile Road, Suite 3000
                           Southfield, Michigan 48034-8339
                           Attention: Douglas W. Busk
                           Telephone: (248) 353-2700 (ext. 432)
                           Telecopy:  (248) 827-8542

If to the Collateral Agent:

                           Bank of America, N.A.
                           Bank of America Corporate Center
                           100 North Tryon Street
                           NC1-007-10-07
                           Charlotte, North Carolina  28255-0001
                           Attention:  Michelle M. Heath
                           Telephone:  (704) 386-7922
                           Telecopy:   (704) 388-9169

If to the Back-up Servicer

                           OSI Portfolio Services, Inc.
                           2425 Commerce Avenue
                           Suite 100
                           Duluth, GA 30096
                           Attention: Geoffrey Rigabar
                           Telephone: (678) 417-5000
                           Telecopy: (678) 417-5074

         SECTION 6.2. Successors and Assigns. This Agreement shall be binding upon the Back-up Servicer, and shall inure to the benefit of the Debtor, the Collateral Agent, the Agent and the Secured Parties and their respective successors and permitted assigns including any Liquidity Provider (it being expressly understood that such Persons shall be third-party beneficiaries of this Agreement); provided that the Back-up Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and any such assignment in contradiction of the foregoing shall be null and void.

         SECTION 6.3. No Bankruptcy Petition Against the Company. Each of the parties hereto covenant and agree that prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company it will not institute against, or join any other Person in instituting against, the Company or the Debtor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

         SECTION 6.4. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6.5. Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought.

         SECTION 6.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         SECTION 6.8. Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

         SECTION 6.9. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Debtor, the Back-up Servicer, the Company, CAC, the Collateral Agent and the Servicer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                     CAC FUNDING CORP.
                                       as Debtor

                                     By:      /S/ Brett A. Roberts
                                              ----------------------------------
                                              Name: Brett A. Roberts
                                              Title: President

                                     CREDIT ACCEPTANCE CORPORATION
                                        individually and as Servicer

                                     By:      /S/ Douglas W. Busk
                                              ----------------------------------
                                              Name: Douglas W. Busk
                                              Title: Treasurer

                                     KITTY HAWK FUNDING CORPORATION,
                                        as Company

                                     By:      /S/ Mary L. Brady
                                              ----------------------------------
                                              Name: Mary L. Brady
                                              Title: Vice President

                                     BANK OF AMERICA, N.A.,
                                       individually and as Collateral Agent

                                     By:      /S/ Christopher G. Young
                                              ----------------------------------
                                              Name: Christopher G. Young
                                              Title: Vice President

                                     OSI PORTFOLIO SERVICES, INC
                                        as Back-up Servicer

                                     By:      /S/ Donald A. Fitzgerald
                                              ----------------------------------
                                              Name: Donald A. Fitzgerald
                                              Title: Senior Vice President

                                    EXHIBIT A
                     SERVICING AND COLLECTIONS COST SUMMARY

SERVICE                                                              COST    METHOD
--------------------------------------------------------------------------------------------------
PRE-SERVICING

Data and "800" lines                                                 At cost
Set-up Conversion Fee                                                $0.050  Per account

PERFORMING ACCOUNTS

Customer Service - Inbound Calls                                     $ 3.00  Per call taken
Reminder/Welcome Calls                                               $4,500  Per FTE
Servicing (5 - 59 days delq.)                                        $4,500  Per FTE
Servicing (60+ days delq.)                                           $4,800  Per FTE

NON-PERFORMING ACCOUNTS

Ins/Repo/Title Support                                               $4,500  Per FTE
 repo/remarketing/auction costs will be a pass-through
Collections Post C/O <360 days                                       $4,800  Collections
Collections Post C/O >360 days                                       $4,800  Collections
Agency Management                                                    $ 0.46  Each Account
Accounts in Legal Network                                             40%    Collections Fee
Court Costs Advanced                                                         Included
Probate Costs Advanced                                                       At Cost

CORRESPONDENCE

Monthly Statements                                                   $ 0.55  Each Statement
Hello Letters (One time)                                             $ 0.55  Each Letter
Gramm Leach Bliley Letters                                           $ 0.58  Each Letter
Mo Servicing/Collection Letters                                      $ 0.55  Each Letter
Specialty Letters (If any)                                           $ 1.00  Each Letter

DATA PROCESSING / MIS

Inventory Management                                                 $ 0.07  Per Account
CBR Reporting                                                        $ 0.15  Per Account
Bankruptcy/Deceased Scrub                                            $ 1.00  Per Hit
Custom programming/reports                                           $  150  Per Hour

Monthly Servicer Report                                              $1,000
PAYMENT PROCESSING

Lock Box Management                                                  $ 0.40  Cost + 10%
Lock Box Exception Processing                                        $ 1.25  Per Item
Credit Card Processing                                               $ 1.25  Per Transaction
                                                                             Plus 3% of Gross $
Refund Processing                                                    $12.00  Per Transaction
                                                                             Plus 1% of Gross $

EXCEPTIONS

Correspondence Handling                                              $ 2.25  Per Item
Suspense File Review                                                 $ 1.25  Per Item
Bankruptcy Proof of Claim Filing                                     $ 4.95  Per Claim
Probate Claim Processing                                             $ 4.95  Per Claim
Return Mail Processing                                               $ 0.25  Per Item
Dispute Verification handling                                        $ 2.25  Per Account
CCCS Handling                                                        $ 2.25  Per Account

OTHER

Electronic Skip Tracing                                                4.02  Per Account
Dedicated Manual Skip Tracing                                        $4,500  Per FTE
Travel                                                                       At Cost
Document Storage                                                             TBD
Title Maintenance                                                            TBD